As filed with the Securities and Exchange Commission on December 2, 1994.
                                                   Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             UNIVERSAL CORPORATION
             (Exact name of registrant as specified in its charter)


                 Virginia                                 54-0414210
        (State or other jurisdiction                   (I.R.S. Employer
     of incorporation or organization)                Identification No.)

               Hamilton Street at Broad, Richmond, Virginia 23230
              (Address of Principal Executive Offices)  (Zip Code)
                  ___________________________________________

                             UNIVERSAL CORPORATION
                             1994 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                            (Full title of the plan)

  James M. White, III, Esquire                        With a Copy to:
  Secretary and General Counsel                  David R. Johnson, Esquire
      Universal Corporation                   Robert E. Spicer, Jr., Esquire
    Hamilton Street at Broad                    Williams, Mullen, Christian
    Richmond, Virginia 23230                             & Dobbins
         (804) 359-9311                               P. O. Box 1320
  (Name, address and telephone                 Richmond, Virginia 23210-1320
  number of agent for service)                        (804) 643-1991


     Approximate Date of Commencement of Proposed Sale to Public: From time to time after the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE

Title of Each Class of      Amount       Proposed Maximum   Proposed Maximum
    Securities to            to be        Offering Price       Aggregate           Amount of
    be Registered        Registered(1)     Per Share(2)    Offering Price(2)  Registration Fee(2)
Common Stock,
  no par value(3) . .   100,000 shares        $21.44           $2,144,000           $739.32

     (1) The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant as provided pursuant to the adjustment provisions of the Plan.

     (2) Pursuant to Rule 457, the registration fee is based on the average of the high ($21.63) and low ($21.25) prices reported on the composite tape of New York Stock Exchange listed issues on November 29, 1994.

     (3) Includes Preferred Share Purchase Rights associated with each share of Common Stock registered hereunder.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     (1) the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, File No. 1-652, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (2) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

     (3) the description of the Registrant's Common Stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

          Williams, Mullen, Christian & Dobbins, counsel to the Registrant, has rendered its opinion that the Common Stock to be registered hereunder will, when issued, be validly issued, fully paid and nonassessable.

          As of November 3, 1994, Fred G. Pollard, of counsel to the firm, was the beneficial owner of 380,900 shares of the Registrant's Common Stock and other attorneys employed by the firm were the beneficial owners of 5,892 shares of such Common Stock.


Item 6.   Indemnification of Directors and Officers.

          Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

          The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant against expenses and liabilities incurred in legal proceedings and authorizing the Board of Directors to advance and reimburse expenses as permitted by law. The Articles of Incorporation of the Registrant also eliminate the liability of directors and officers to the Registrant in excess of one dollar as permitted by the Code.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The exhibits to the registration statement are listed in the Exhibit Index following page II-6.

Item 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Universal Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 1st day of December, 1994.

                                      UNIVERSAL CORPORATION


                                      By: Henry H. Harrell, Chairman
                                           and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                  Title                     Date

      Henry H. Harrell      Chairman and Chief       December 1, 1994
                            Executive Officer and
                            Director (Principal
                            Executive Officer)


      Hartwell H. Roper     Vice President and       December 1, 1994
                            Chief Financial
                            Officer (Principal
                            Financial Officer)


      William J. Coronado   Controller (Principal    December 1, 1994
                            Accounting Officer)


      William W. Berry      Director                 December 1, 1994



      Ronald E. Carrier     Director                 December 1, 1994



      Wallace L. Chandler   Director                 December 1, 1994



      Elmon T. Gray         Director                 December 1, 1994



      Richard G. Holder     Director                 December 1, 1994



      Allen B. King         Director                 December 1, 1994



      John D. Munford, II   Director                 December 1, 1994



      Hubert R. Stallard    Director                 December 1, 1994



      Thomas R. Towers      Director                 December 1, 1994

                                 EXHIBIT INDEX

                                       TO
                        FORM S-8 REGISTRATION STATEMENT
                                      FOR
                             UNIVERSAL CORPORATION
                             1994 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

                             ______________________


      Exhibit                                                      Sequential
      Number                  Description of Exhibit               Page Number


         4.1 Restated Articles of Incorporation of Universal Corporation, incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1990, File No. 1-652.

         4.2 Bylaws of Universal Corporation, as amended through August 5, 1993, incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1993, File No. 1-652.

         4.3     Universal Corporation 1994 Stock Option Plan for
                 Non-Employee Directors.

         5 and   Opinion   and   Consent  of   Williams,  Mullen,
          23.1   Christian & Dobbins, counsel to the Registrant.

         23.2    Consent  of  Ernst  &  Young   LLP,  independent
                 auditors.